                                                         Exhibit 11

         OLIN CORPORATION AND CONSOLIDATED SUBSIDIARIES
          Computation of Per Share Earnings (Unaudited)
              (In millions, except per share data)

                                                   Three Months
                                                   Ended March 31,
                                                   --------------
                                                    1997     1996
                                                    ----     ----
Primary earnings per share
--------------------------
Primary earnings:
Continuing operations:
Income from continuing operations                   $41.8   $50.7
Less ESOP preferred dividend, net of tax benefit      -      (1.6)
                                                     ----    ----
Income from continuing operations                   $41.8   $49.1
                                                    =====   =====

Loss from discontinued operations                   $ -     $(5.7)
                                                    =====   =====

Primary shares:
Weighted average shares outstanding                  51.9    49.6
                                                    =====   =====

Primary earnings (loss) per share:
Continuing operations                               $0.81   $0.99
Discontinued operations                               -     (0.12)
                                                     ----    ----

Total                                               $0.81   $0.87
                                                    =====   =====


Fully diluted earnings per share
--------------------------------
Fully diluted earnings:

Income from continuing operations                   $41.8 $  50.7

Less additional ESOP contribution                     -      (0.8)
                                                     ----    ----

Income from continuing operations                   $41.8   $49.9
                                                    =====   =====

Loss from discontinued operations                   $ -     $(5.7)
                                                    =====   =====

Fully diluted shares:

Weighted average number of common
   shares outstanding and common
   stock equivalents                                 51.9    49.6

 Dilutive effect of:

   Stock options                                      0.3     0.3

   ESOP preferred stock                               -       2.0
                                                     ----    ----

Fully diluted shares                                 52.2    51.9
                                                    =====   =====

Fully diluted earnings (loss) per share:
Continuing operations                               $0.80   $0.96
Discontinued operations                               -     (0.11)
                                                     ----    ----
Total                                               $0.80   $0.85
                                                    =====   =====
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